Exhibit 99.1

Enova Reaches Agreement with CFPB for Consumer Loan Payment Processing Errors

Errors self-reported by Enova in 2014 have been resolved and a settlement reached

CHICAGO, Jan. 25, 2019 /PRNewswire/ -- Enova International, Inc. announced today that it has reached an agreement with the Consumer Financial Protection Bureau ("CFPB") addressing payment processing issues that Enova identified and self-disclosed to the CFPB in 2014. The issues arose from technical systems errors, all of which have since been resolved. Although the CFPB has determined that no customer restitution is required, Enova has agreed to a $3.2 million civil money penalty.

"Any errors in our systems, especially those that impact our customers, are taken very seriously by our team, and we have invested in technology and processes to ensure appropriate resolution of such errors," said Sean Rahilly, Chief Compliance Officer and General Counsel at Enova. "In this case, we self-reported these issues regarding our payment processes to the CFPB in 2014, so that we could work constructively with the Bureau to ensure continuous improvement."

The consent order between Enova and the CFPB covers two payment processing issues that, combined, impacted less than 0.2% of total payments processed by Enova during the period in which the errors occurred. The technical processes that caused these errors were corrected, and customers were contacted for remediation of damages they may have incurred.

About Enova
Enova (NYSE: ENVA) is a leading provider of online financial services to non-prime consumers and small businesses, providing access to credit powered by its advanced analytics, innovative technology, and world-class online platform and services. Enova has provided more than 5 million customers around the globe with access to more than $20 billion in loans and financing. The financial technology company has a portfolio of trusted brands serving consumers, including CashNetUSA®, NetCredit®, On Stride Financial®, Pounds to Pocket®, QuickQuid® and Simplic®; two brands serving small businesses, Headway Capital® and The Business Backer®; and offers online lending platform services to lenders. Through its Enova Decisions™ brand, it also delivers on-demand decision-making technology and real-time predictive analytics services to clients.

CONTACT: Public Relations Contact, Kaitlin Lowey, Email: media@enova.com or Investor Relations Contact, Monica Gould, Office: (212) 871-3927, Email: IR@enova.com